Exhibit 4.20

Agreement No: [*]

Loan Agreement

Borrower: Hangzhou Forasen Technology Co., Ltd.

Lender: Bank of Beijing Hangzhou Branch

Date: December 14, 2021

According to the guidance of the Civil Code of the People’s Republic of China, the lender and the borrower hereby make this agreement after negotiation on and equal basis and consensus.

Borrower:	Hangzhou Forasen Technology Co., Ltd.

Business Certificate No:	[*]

Legal Representative:	Feng Zhou

Business Address:	RM 1804-1, DiKai Yinzuo, No.29 East Jiefang Road, Hangzhou, Zhejiang

Tel: [*]	Postcode: 310000

Contact Person: Guolong Wang	Position:General Manager

Tel: [*]	Email: [*]

Lender：	Bank of Beijing Hangzhou Branch

Legal Representative:	Yu Wei

Business Address:	No.66 Wuxing Road, Jiang’gan District, Hangzhou, Zhejiang

Tel: [*]	Postcode: 310016

Fax: [*]

Article 1 Basic Terms

A. Related Agreement

This loan agreement is the withdraw agreement under the line of credit (Agreement No. 0714836) between Bank of Beijing Hangzhou Branch and Hangzhou Forasen Technology Co., Ltd.

B. Amount and Term

B.1 The amount of the loan under this agreement is RMB 5 Million.

B.2 The term of the loan shall be 12 months from the withdrawal date.

B.3 The maturity date of the loan is the expiration date of the loan term agreed in B.2.

C. Interest Rate (Annual Rate, Calculated interest by the flat method)

C.1 The interest rate shall be determined in the following manner:

(1) Ｘ Fixed Rate, one-year loan prime rate (LPR) published by the National Interbank Lending Center on the prior business day of the withdrawal date, and the floating range is up 0.95%.

(2) Floating interest rate, one-year loan prime rate (LPR) published by the National Interbank Lending Center on the prior business day of the withdrawal date plus the floating range [], which will subject to change.

C.2 For foreign currency loan, the interest rate will be HIBOR or LIBOR rate on the two days prior the withdrawal date plus the floating range which will subject to change based on each loan.

D. Withdraw Date, Payment of Loan and Fund Supervision

D.1 The withdraw date shall be [] days after the signing date of the agreement;

D.2 The withdraw of funds shall be subject to the loan receipt approved by Bank of Beijing. However, if the single payment amount exceeds RMB 10 million, the entrusted payment method shall be adopted.

D.3 The funds will be issued to the borrower's account in Bank of Beijing, with account number 0925200442 (the account can be changed with the consent of Bank of Beijing, but the changed account shall be indicated in the loan receipt). When the borrower uses the loan funds for external payment, it shall handle it through this account and accept the inspection and supervision of Bank of Beijing.

D.4 The borrower’s account opened at Bank of Beijing Hangzhou Branch with account number 20000052752100065247202 (the account can be changed with the consent of Bank of Beijing) shall be the collecting account. The borrower shall regularly ( by the end of each month) provide the Bank of Beijing with information about the withdrawal of funds f and the flow of the account, and promise to cooperate with the Bank of Beijing in supervision and inspection.

D.5 for the above accounts, Bank of Beijing shall have the right to inspect, supervise and manage them in accordance with the loan agreement and the account supervision agreement signed by both parties.

E. Purpose of borrowing: Raw Material Purchase.

F. Repayment

The borrower shall repay the loan in the ways specified in (1) below:

(1)Principle is due as a one lump-sum payment upon loan maturity date.
(2)Repay Loan by installments, due at 21st Monthly;
(3)Repay Loan by installments, due at 21st Quarterly;
(4)Other:

G. Payment of Interest

(1) Monthly, due at 21st each month;

(2) Quarterly, due at 21st each quarter;

(3) Others:

M. Guarantee

Hangzhou High Technology Financing Guarantee Co., Ltd. Yefang Zhang and Zhengyuwang have provided maximum guarantee for the underlying loan.

U. Annex

W. Mandatory Notarization

Mandatory notarization is required within days after signing the agreement.

No Mandatory notarization is required for this contract

X. Specific Clauses

Borrower: /s/ Hangzhou Forasen Technology Co., Ltd.

Legal Representative: /s/

Lender：/s/ Bank of Beijing Hangzhou Branch

Legal Representative: /s/